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                                                                    EXHIBIT 8.2
                                                                    DRAFT


                        [SHEARMAN & STERLING LETTERHEAD]

                                     [DATE]

Enova Corporation
101 Ash Street
San Diego, California 92112

Ladies and Gentlemen:

     You have requested our opinion as to whether the receipt of Company Common Stock by the shareholders of Enova Corporation, a California corporation ("Enova"), pursuant to the Enova Merger as contemplated by the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of October 12, 1996, and as amended on January 13, 1997, by and among Enova, Pacific Enterprises, a California corporation ("Pacific Enterprises"), Mineral Energy Company (the "Company"), a California corporation, G Mineral Energy Sub, a California corporation and wholly owned subsidiary of the Company, and B Mineral Energy Sub, a California corporation and wholly owned subsidiary of the Company, will constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"). This opinion is being furnished pursuant to Section 7.03(e) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings ascribed to them in the Merger Agreement.

     The terms of the contemplated Enova Merger are set forth in the Merger Agreement and described in the Joint Proxy Statement of Pacific Enterprises and Enova Corporation and the Prospectus of the Company dated as of February 5, 1997 (the "Proxy Materials").

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. we have also relied upon the facts and information contained in the Proxy Materials, which we have assumed were true, correct and complete in all material respects as of [ ], 1997 and that no material changes have occurred since that date. In addition, as to certain facts material to our opinion which we did not independently establish or verify, we have relied upon the accuracy of written representations made by an authorized officer or representative of each of the Company, Enova and Pacific Enterprises, in letters dated the date hereof and addressed to us and to Pacific Enterprises' counsel, Skadden, Arps, Slate, Meagher & Flom LLP, copies of which are attached hereto (the "Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by the Company, Enova, Pacific Enterprises, and others, including those set forth in the Certificates.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions relating to the Enova Merger will be consummated in accordance with the terms and conditions of the Merger Agreement and the Proxy Materials. A change in any of the facts set forth or assumed herein could affect our conclusions.

     In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions stated herein.
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  Opinion

     Based solely upon and subject to the foregoing, we are of the opinion that under current law the conversion of Enova Common Stock into Company Common Stock pursuant to the Enova Merger will qualify as a tax-free transaction under the Code. Accordingly, for U.S. federal income tax purposes:

          (i) Enova will not recognize any gain or loss as a result of the Enova Merger.

          (ii) No gain or loss will be recognized by holders of Enova Common Stock upon the conversion of such stock into Company Common Stock.

          (iii) The aggregate tax basis of the shares of Company Common Stock received by Enova shareholders will be the same as the aggregate tax basis of the shares of Enova Common Stock exchanged therefor.

          (iv) The holding period of the shares of Company Common Stock received by holders of Enova Common Stock will include the holding period of the shares of Enova Common Stock surrendered therefor.

     The foregoing opinion may not be applicable to Enova shareholders with respect to Enova Common Stock which was acquired pursuant to the exercise of employee stock options or rights or otherwise as compensation.

     Except as set forth above, we express no other opinion. We hereby consent to the use of this opinion as an Exhibit to the Prospectus.

                                          Very truly yours,

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